LightPath Technologies, Inc. Announces Third Quarter Fiscal 2008 Financial Results

ORLANDO, FL -- 05/15/2008 -- LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high performance fiber-optic collimators and isolators, today announced results for its third quarter of fiscal 2008 ending March 31, 2008.

                         Financial Quick Reference
                (in millions, except for per share data)

                                 Three months ended     Nine months ended
                                Mar. 31,   Mar.  31,  Mar. 31,   Mar.  31,
                                  2008       2007       2008       2007
Revenues                        $    2.11  $    2.90  $    6.44  $   11.08
Gross Profit                    $    0.42  $    0.72  $    0.66  $    3.00
Net Loss                        $   (1.19) $   (0.52) $   (4.34) $   (1.32)
Loss per share (basic &
 diluted)                       $   (0.22) $   (0.12) $   (0.81) $   (0.29)

Financial Highlights and Nine-Month Impact of One Time Charges on Cost of Sales

                            Revenue Summary
                             (in millions)

             3/31/2008  3/31/2007  3/31/2008  3/31/2007
              Q3 2008    Q3 2007     Q3 YTD     Q3 YTD
             ---------- ---------- ---------- ----------
Industrial   $     1.81 $     1.65 $     5.37 $     5.33
Telecom      $     0.30 $     1.25 $     1.07 $     5.75
             ---------- ---------- ---------- ----------
Total        $     2.11 $     2.90 $     6.44 $    11.08
             ========== ========== ========== ==========

Revenue from our industrial base is growing and is up over 9% in the third quarter of fiscal 2008 compared to the same period last year and up slightly for the nine months ended March 31, 2008 compared to the same period last year. Our revenue shortfall is primarily due to the weakness in the telecommunications market and a slow down of defense orders. Revenues from telecommunications customers was 14% of total revenue in fiscal third quarter 2008 compared to 43% of total revenue in fiscal third quarter 2007. Revenues from telecommunications customers was only 17% of total revenue in the nine months ended March 31, 2008 compared to 52% of total revenue in the nine months ended March 31, 2007.

                      Disclosure Backlog
                         (in millions)

             3/31/2008  3/31/2007
              Q3 2008    Q3 2007
             ---------- ----------
Industrial   $     2.67 $     1.56
Telecom      $     0.38 $     0.52
             ---------- ----------
Total        $     3.05 $     2.08
             ========== ==========

Our disclosure backlog at March 31, 2008 has increased 47% from the March 31, 2007 and increased 65% from the fourth quarter of fiscal year ended June 30, 2007, when backlog was $1.85 million. We are beginning to see the results of our efforts to enter the high volume lower cost commercial markets with orders for laser tools now in our backlog. With the continuing diversification of our backlog and the smaller percentage of telecom business in our backlog we expect to show increases in revenue starting with the fiscal fourth quarter 2008.

                           Cost of Sales Analysis
                               (in millions)

                                                  Nine Months  Nine Months
                        Q3 FY 2008   Q3 FY 2007     FY 2008      FY 2007
Direct Costs                   0.52         0.81         1.72         4.12
Overhead                       1.18         1.37         3.54         3.96
One time adjustment               -            -         0.52            -
                        -----------  -----------  -----------  -----------
                               1.70         2.18         5.78         8.08
                        ===========  ===========  ===========  ===========

Direct cost as a % of
 revenue                         24%          28%          27%          37%

Gross margin                     20%          25%          10%          27%

Direct costs, which include material, labor and services, were 24% of revenue in the third quarter of fiscal 2008 compared to 28% of revenue in the third quarter of fiscal 2007. We have continued to improve our direct costs as a result of the cost reduction programs we are implementing. During the second and third quarters of fiscal year 2008, 83% of our precision molded optics were produced at our Shanghai facility. Material costs are improving with the use of in-house built holders, the conversion to lower cost glass preforms and improved production yields in both Shanghai and Orlando. However, the direct cost improvement did not completely offset the effect of the lower revenue. Gross margin was negatively impacted by unabsorbed overhead costs. As we replace the revenue shortfall we expect to see significant improvement in our margins.

The gross margin was negatively impacted by a total of $524,000 for one-time inventory charges in September and December of 2007, including a $150,000 charge for inventory, which was declared obsolete in September 2007, and a $374,000 charge for re-valuation of our inventory as a result of adjusting our standard costs to reflect our lower current costs in December 2007. The impact of the $524,000 charge was to reduce gross margin by 8 percentage points for the nine months of fiscal 2008, from 18% to the reported gross margin of 10%. Cost of goods sold, excluding the one-time inventory charges, reflects the continued improvements we are making in managing and controlling our direct costs.

We have taken several actions since July 2007 to reduce manufacturing costs and overhead. We also have reduced Orlando facility lease costs by 50%.

                              Operating and Other Expenses
                                      (in millions)

                                 Three months ended     Nine months ended
                                Mar. 31,   Mar.  31,  Mar. 31,   Mar.  31,
                                  2008       2007       2008       2007
Stock options                   $     0.09 $     0.09 $     0.28 $     0.22
Severance/Public
 Company/Building                     0.31       0.10       1.65       1.34
All other                             1.21       1.05       3.07       2.75
                                ---------- ---------- ---------- ----------
                                $     1.61 $     1.24 $     5.00 $     4.31
                                ---------- ---------- ---------- ----------

Operating and other expenses include sales, new product development, amortization, interest expense, interest income and corporate executive salaries and overhead. Severance/public company/building expenses include severance to the former CEO and executive search fees, accounting and legal fees, transfer agent fees, rent, utilities and depreciation on leasehold improvements. Total operating and other expenses were higher by $686,000 in the nine months ended March 31, 2008 due to a non-recurring charge of $150,000 for a termination fee to re-negotiate our Orlando facility lease and $476,000 for severance and executive search fees related to the resignation of our former CEO and $148,000 for legal fees related to litigation and our joint venture in China executed in January 2008. These non-recurring charges were partially offset by reductions in various general & administrative expenses.

Cash Status: We are continuing to invest in equipment and facilities for our China operations which management believes will achieve both cost reductions and growth opportunities. For the nine months ended March 31, 2008, net cash used for operating and investing activities was $3.75 million. Cash was used to support operations as a result of the low revenue levels and investment in future growth. In anticipation of a summer start up of the joint venture, we invested $240,000 for capital equipment with longer lead time for the joint venture, $18,000 for legal fees for representation related to the joint venture, and severance expenses of $150,000 for work force reductions implemented in the first nine months of fiscal year 2008.

Comments: Jim Gaynor, CEO of LightPath, stated, "With our lower cost structure in place our near term focus is on growing our revenue through increasing sales in Asia, implementation of the joint venture and expansion of our Black Diamond product line. Our backlog is up and with lower cost of manufacturing for materials, tooling and glass, LightPath is well positioned to increase volumes in all segments of our business."

"The work on improving our gross margins continues. Additional sales volume will positively impact gross margin, as will the overhead reductions and facility lease reduction actions that have been taken. The benefits of these actions have not fully materialized in the first nine months of fiscal 2008, but we believe they will have a positive impact in the next quarter and beyond."

Mr. Gaynor continued, "LightPath is continuing to implement its business strategy to diversify its served markets and position itself to participate in lower cost, higher volume opportunities. We have demonstrated lower direct costs for the last two quarters. We have reached agreement with our Chinese partner, CDGM Optical Glass Co., to open a joint venture business focused on high volume low cost products. We have expanded our Shanghai manufacturing capacity, producing over 83% of our second and third quarter lens volume in that factory. We are implementing 'RoHS' (RoHS is a European Union Standard that restricts the use of certain hazardous materials such as lead and mercury) compliant glass and qualifying lower cost glass materials. As a result of the actions taken we are seeing positive results in yield improvement, production rates and cost reductions which will benefit us as we continue to position LightPath to take advantage of higher volume market opportunities."

Webcast Details:

LightPath plans to hold an audio webcast at 4:00 p.m. EDT on May 22, 2008 to discuss details regarding the company's performance for the third quarter and nine months of fiscal 2008. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

Additional information concerning the Company and its products can be found at the Company's web site at www.lightpath.com.

LightPath manufactures optical products, including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's web site for additional financial information.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

                       LIGHTPATH TECHNOLOGIES, INC.
                  Condensed Consolidated Balance Sheets

                                                  Unaudited
                                                  March 31,     June 30,
                      Assets                        2008          2007
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                     $    420,129  $  1,291,364
  Trade accounts receivable, net of allowance
   of $46,869 and $28,968                          1,387,171     1,408,815
  Inventories, net                                 1,452,893     1,853,324
  Prepaid expenses and other assets                  314,594       220,860
                                                ------------  ------------
     Total current assets                          3,574,787     4,774,363
  Property and equipment - net                     2,044,256     1,563,250
  Intangible assets - net                            207,954       232,605
  Other assets                                        57,306        57,306
                                                ------------  ------------
        Total assets                            $  5,884,303  $  6,627,524
                                                ============  ============
         Liabilities and Stockholders’ Equity
Current liabilities:
  Accounts payable                              $  1,413,518  $  1,278,328
  Accrued liabilities                                468,554       326,525
  Accrued severance                                  181,942             -
  Accrued payroll and benefits                       329,855       413,576
  Notes payable                                      166,645       166,645
  Capital lease obligations, current portion          17,994        16,285
                                                ------------  ------------
     Total current liabilities                     2,578,508     2,201,359
                                                ------------  ------------

Capital lease obligations, excluding current
 portion                                               9,936        23,653
Note payable, excluding current portion              152,758       277,741
                                                ------------  ------------
       Total liabilities                           2,741,202     2,502,753
Stockholders’ equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --

  Common stock: Class A, $.01 par value,
   voting; 34,500,000 shares authorized;
   5,332,655 and 4,512,543 shares issued and
   outstanding                                        53,326        45,125
    Additional paid-in capital                   199,712,633   196,417,217
    Foreign currency translation adjustment            8,122       (43,059)
    Accumulated deficit                         (196,630,980) (192,294,512)
                                                ------------  ------------
        Total stockholders’ equity                 3,143,101     4,124,771
                                                ------------  ------------
        Total liabilities and stockholders’
         equity                                 $  5,884,303  $  6,627,524
                                                ============  ============

              Condensed Consolidated Statements of Operations

                            Unaudited                  Unaudited
                        Three months ended          Nine months ended
                            March  31,                  March  31,
                        2008          2007          2008          2007
                    ------------  ------------  ------------  ------------
Product sales, net  $  2,114,196  $  2,899,602  $  6,444,515  $ 11,075,237
Cost of sales          1,694,679     2,177,375     5,780,978     8,079,957
                    ------------  ------------  ------------  ------------
     Gross margin        419,517       722,227       663,537     2,995,280

Operating expenses:
  Selling, general
  And administrative   1,272,269       945,021     4,063,080     3,504,196
  New product
   development           308,302       289,254       924,049       830,733
  Amortization of
   intangibles             8,217         8,217        24,651        24,651
  Loss on disposal
   of assets              13,707             -        13,707             -
                    ------------  ------------  ------------  ------------
     Total costs
      and expenses     1,602,495     1,242,492     5,025,487     4,359,580
                    ------------  ------------  ------------  ------------
     Operating loss   (1,182,978)     (520,265)   (4,361,950)   (1,364,300)

Other income
 (expense)
  Interest expense       (19,357)      (11,041)      (48,285)      (33,957)
  Investment and
   other income           12,066        11,708        73,767        79,457
                    ------------  ------------  ------------  ------------
     Net loss       $ (1,190,269) $   (519,598) $ (4,336,468) $ (1,318,800)
                    ============  ============  ============  ============
Foreign currency
 translation
 adjustment                9,771             -        51,181             -
                    ------------  ------------  ------------  ------------
     Comprehensive
      loss          $ (1,180,498) $   (519,598) $ (4,285,287) $ (1,318,800)
                    ============  ============  ============  ============
Loss per share
 (basic and
  diluted)          $      (0.22) $      (0.12) $      (0.81) $      (0.29)
                    ============  ============  ============  ============
Number of shares
 used in per share
 calculation           5,332,655     4,506,230     5,326,003     4,497,081
                    ============  ============  ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
              Condensed Consolidated Statements of Cash Flows

                                                        Unaudited
                                                    Nine Months Ended
                                                        March 31,
                                                --------------------------
                                                    2008          2007
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $ (4,336,468) $ (1,318,800)
Adjustments to reconcile net loss to net cash
 used in operating activities:
    Depreciation and amortization                    330,636       363,060
    Foreign exchange translation adjustment           51,181             -
    Gain on sale of fixed assets                      (7,000)            -
 Stock based compensation                            280,525       217,356
    Provision for doubtful accounts receivable        17,901        37,560
    Loss on abandonment of fixed assets               20,707             -
Changes in operating assets and liabilities:
  Trade receivables                                    3,743       (14,922)
  Inventories                                        400,431       163,861
  Prepaid expenses and other assets                  (93,734)     (140,908)
  Accounts payable and accrued expenses              213,762      (746,449)
                                                ------------  ------------
        Net cash used in operating activities     (3,118,316)   (1,439,242)
                                                ------------  ------------
Cash flows from investing activities
  Purchase of property and equipment                (646,020)     (701,248)
  Proceeds from sale of assets                         7,000             -
                                                ------------  ------------
        Net cash used in investing activities       (639,020)     (701,248)

Cash flows from financing activities
  Proceeds from exercise of stock options                  -        54,681
  Proceeds from sale of common stock, net of
   expenses                                        2,978,544             -
  Proceeds from sale of common stock from
   employee stock purchase                            44,548             -
  Borrowings on line of credit                             -       229,224
  Payments on capital lease obligation               (12,008)      (10,511)
  Payments on note payable                          (124,983)      (13,887)
                                                ------------  ------------
Net cash provided by financing activities          2,886,101       259,507
                                                ------------  ------------

Increase (Decrease) in cash and cash
 equivalents                                        (871,235)   (1,880,983)

Cash and cash equivalents, beginning of period     1,291,364     3,763,013
                                                ------------  ------------

Cash and cash equivalents, end of period        $    420,129  $  1,882,030
                                                ============  ============

Supplemental disclosure of cash flow
 information:
  Interest paid                                 $     29,993  $     33,957
Supplemental disclosure of non-cash investing
 activity:
   Landlord payments for leasehold
    improvements                                $    161,678  $          -

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
(407) 382-4003
Internet: www.lightpath.com